UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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GP Strategies Corporation

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The following is a communication provided to employees of GP Strategies Corporation (“GP Strategies”) in response to frequently asked questions posed to GP Strategies by its employees.

SUPPLEMENTAL FAQ’S August 5, 2021 Below are additional answers to FAQ’s that have come in since the original announcement and FAQ was sent out. You can find all information pertaining to the acquisition on StaffHub here: https://gpstrategies.sharepoint.com/sites/corporatecommunications/SitePages/GP-Strategies-Acquisition-Important-Information.aspx General Announcement I saw a press release issued by a law firm announcing that the firm is investigating GP Strategies in connection with this transaction. What does this mean? These investigations are very typically launched by plaintiff lawyers following US public company mergers. As will be demonstrated when our merger proxy is filed, we are very confident our Board ran a thorough process to maximize value for our shareholders and do not anticipate these investigations having any impact on our ability to close the transaction on time. Why is the purchase price an acquisition of shares and not a multiple of revenue? The structure for the proposed transaction is a typical structure for the acquisition of a U.S. publicly traded corporation. Employee Benefits How will benefits be impacted? As a part of the integration evaluation and research phase, LTG will be looking at all benefits across the business. In the meantime, please see the following information from the Q&A document: LTG’s and GP Strategies’ benefits are broadly comparable—in some places one company offers a superior package than the other and vice versa. Benefits will continue to be maintained as broadly comparable in the aggregate to what you have now. However, one positive change will occur immediately upon completion for staff in the US with respect to how your 401k matching is done. Previously, matching was done with stock but will now be done in cash and you will have greater ability to manage how your 401k funds are invested. In the medium term, we will look to enable our new colleagues to join LTG initiatives such as the popular Sharesave plan. From the closing of the merger until December 31 of the year following the year in which the closing occurs, for so long as you remain employed by GP Strategies, (i) you will receive an annual base salary or base wage rate, as applicable, and a target annual cash bonus opportunity or target cash commissions opportunity, as applicable, that are no less favorable, in the aggregate, than what is in effect for you immediately prior to the closing, and (ii) GP Strategies employees will be provided with employee benefit plans and arrangements that are no less favorable in the aggregate than the benefit plans and arrangements provided to the employees immediately prior

Employee Benefits (continued) to the closing. Please note that item (ii) in the previous sentence does not apply to severance benefits, defined benefit pension, nonqualified deferred compensation, retiree or post-termination health or welfare benefit, equity or equity-based compensation and retention or change in control-related compensation or benefits. What will happen to the stock that is part of the 401k plan, and will it be at the transaction price of $20.85/share? At the closing of the merger, all outstanding shares of common stock (including shares contributed to the GP Strategies 401(k) plan) will be automatically cancelled and converted into the right to receive an amount in cash equal to $20.85 per share. The cash will be deposited into your 401(k) plan account following the closing of the merger and invested in line with the allocation of your 401(k) account. You will have the ability to move the money to any of the fund choices in the 401(k) plan at that time. More specific information will be coming soon. Will GP Strategies employees be switched to a new 401K plan? The current intention is that the 401K plan will move to a cash match when the transaction occurs as opposed to the current stock plan. We’re working on the details and when they’re finalized, we’ll communicate them. Currently, we offer a 40% match on our 401K. Will we still offer a 40% match on the 401K, but just not in GP Strategies stock? The current intention is that the 401K plan will move to a cash match when the transaction occurs as opposed to the current stock plan. We’re working on the details and when they’re finalized, we’ll communicate them. Is there any more information available about how our health insurance, short-term disability, and salary continuation policies will change with the acquisition by LTG? Specifically, if changes will occur, when would they be likely to happen? As a part of the evaluation and research phase LTG will be looking at all benefits across the business and updating GP Strategies staff throughout that process. For specific personal situations please contact HR to arrange a one-one conversation. Will US GP Strategies employees remain on an FTO model, or will be start accruing PTO under LTG? As a part of the evaluation and research phase LTG will be looking at all benefits across the business. LTG will be collaborating with and updating GP Strategies staff throughout that process.

Stock For GP Stock Payout: Will there be an option for us to purchase (or transfer existing GP stock into) LTG stock prior to final closing of the merger? I would imagine the official merger would offer a price spike for LTG. There will not be an option to convert GPX stock to LTG stock at closing as this would be too complex to achieve. However, when GP staff receive the $20.85 per share in cash, they could choose to invest in LTG shares if they wish. What happens with the unvested portion of our RSA when the deal closes? Will the stock just change over to LTG and keep to the 4-year vesting schedule? Will it all vest and then change to LTG stock? Will we lose the value of unvested stock since it is not vested? At the closing of the merger, all shares of GP Strategies common stock that are outstanding immediately prior to the closing of the merger, whether vested or unvested (including unvested restricted shares and shares in the GP Strategies 401(k) plan), will be automatically cancelled and converted into the right to receive an amount in cash equal to $20.85 per share, less any applicable tax withholding. No shares of GP Strategies common stock will convert to LTG stock. Will GP Strategies employees have the same stock matching program? LTG does not have a stock matching program but there is a popular employee sharesave plan which GP Strategies staff will be able to join. Full details of how to take part will be shared in due course. Employment Status When will existing non-competes become void? Contracts with GP Strategies entities will remain in effect unchanged by this transaction. How will this affect employees’ contracts of employment? In general, subject to the terms of such contracts, contracts with GP Strategies Corporation and its subsidiaries will be unchanged by this transaction. Will we be merging with any similar business units within LTG that will result in staff reductions within GP Strategies? It is too early to say if and how we will integrate any functions between GP Strategies and LTG, but we will provide more information once we have completed the initial evaluation and research phase.

Business Alignment/Strategy Will all of GP’s assets (I.e. fully owned subsidiaries) be included in this purchase? Yes, LTG will acquire all of the outstanding shares of GP Strategies Corporation. This means that all GP Strateiges assets are included in the transaction, including all legal entities. How many clients overlap between GP Strategies and LTG? Please see the FAQs found here: https://gpstrategies.sharepoint.com/sites/corporatecommunications/SitePages/GP-Strategies-Acquisition- Important-Information.aspx LTG has no clients directly; however, LTG’s subsidiary companies work with some of the world’s largest brands. You can review a selection of our client base and case studies by visiting the LTG website, from which you can also navigate to the websites for each individual brand: https://www.ltgplc.com/portfolio. A customer can access the LTG portfolio via a single contract relationship with a particular business. This mostly happens via PeopleFluent or LEO at the moment. Can you clarify whether this is a merger or an acquisition? Our internal communications say ‘acquisition’, whereas our external communications say ‘merger’. The legal form of the transaction is a merger. The result of the merger is that LTG will own all outstanding shares of stock of GP Strategies Corporation, so this is an acquisition of GP Strategies. This acquisition represents the coming together of two complementary (but different) businesses that when combined, create something greater than they would alone. There will be a proper discovery and research phase to enable the management of both businesses to consider the way forward once combined. How long has this been in the planning – Some believe the move of certain functions to India was a prerequisite of this transaction? GP Strategies has operated independently to date. This independence will continue prior to consummation of the transaction. During the period prior to signing and between signing to closing, decisions regarding the business and operation of GP Strategies have and will be managed by the current GP Strategies management team. The only control LTG has prior to closing is pursuant to specified restrictions set forth in the agreement that governs the purchase. Will GP Strategies legal entities be closed? There are currently no plans to close any legal entities specific to this transaction. Has the transaction been approved by GP Strategies shareholders? This transaction has not yet been approved by the GP Strategies Shareholders. This is part of the process that needs to be followed as a public company for the transaction to complete.

Business Alignment/Strategy (continued) Might this transition in some way open up opportunity for a remote position to be globally remote? Once combined, LTG and GP Strategies will cover additional territories than each does today. With this expansion comes great opportunities for staff across both companies. LTG and GP Strategies have a similar attitude to remote working and will be interested to explore possibility for remote working in new territories, when the opportunities arise. It is important to note that this will not be immediately following close as remote working needs to be supported by a number of processes that take time to put in place. Some client contracts require us to disclose if we’re acquired. How will that be handled? Please see the follow extract from the Q&A document issued last week: All clients will receive written communications to notify them of the merger. There will also be special briefings for Tier 1 clients though these should only speak to the general benefits of the transaction to the customer. For antitrust reasons there cannot be any discussion of the specific terms of a customer’s current or future contract in a meeting in which both LTG and GP Strategies are present during the first 30 days post-announcement. Will we have access to LTG products? Yes, once the transaction closes, we will begin planning access to LTG’s product suite. Going forward will the business and decision making be head office in the UK or US? Please see the FAQs located here: https://gpstrategies.sharepoint.com/sites/corporatecommunications/SitePages/GP-Strategies-Acquisition- Important-Information.aspx GP Strategies will continue to be run from the US by Adam Stedham and team. LTG is headquartered in London and therefore Adam will work closely with LTG’s Chief Executive, Jonathan Satchell, and the LTG Executive Board, based in London, UK. Will GP Strategies continue to divest groups/BUs over the next three months? This is not expected. How does LTG plan to deal with non-core/non learning parts of the business such as Human Capital Technology? It is too early to say if and how everything will be structured but we will provide more information once we have completed the initial evaluation and research phase.

Business Alignment/Strategy (continued) LTG announced that GP Strategies will reach a target EBIT margin of low double digits by FY 2022 with further margin potential, might you have any insight on how you propose to get to that target with GP Strategies? As a follow up are their acquisition incentives for reaching those targets? LTG will be working closely with the GP Strategies management team to help accelerate and enhance the ongoing process of commercial transformation that Adam has been leading since he became President. LTG has a proven track record in this area, helping businesses improve their profitability. LTG’s financial stability and proven ability to transform businesses will support GP Strategies’ return to strong organic growth to take the business to new heights of success. LTG strongly believes that all staff should be able to earn a bonus (if they don’t receive commission) that relates to the performance of their business. We look forward to sharing details of how this works after completion. There are many associates who GP Strategies has onboarded to support us further with delivery services. Does anything change for them post acquisition? It is too early to say if and how everything will be structured but we will provide more information once we have completed the initial evaluation and research phase Are we expecting to merge software programs like Marketing and CRM? Or will they have to be kept separate for direct compete scenarios? An audit of all technology and tools will take place soon. Please see an extract from the Q&A document, here: We will conduct a full audit of technology and tools and, where there are differences, evaluate the best options going forward. Through this process, some tools will likely stay the same while others may change. This process seeks to find the best solutions, so it is entirely possible that LTG may adopt tools that you currently use where we find that these are a better fit. This process will be a lengthy one as we do not intend to try to fully integrate in 2021, nor will all supplier contracts come up for review this year. We therefore expect this process to occur in 2022. What are the future plans from an innovation perspective that is bound to emerge from this synergy? It is too early to say but we will provide more information once we have completed the initial evaluation and research phase.

LTG Specific Do you have a back office/Shared service center? Yes, LTG operates with a shared services/ corporate back-office model. LTG and GP Strategies central services will not integrate immediately. More information can be found in the Q&A document shared last week. What are some of LTG’s representative customers in the US? Please see the FAQs found here: https://gpstrategies.sharepoint.com/sites/corporatecommunications/SitePages/GP-Strategies-Acquisition- Important-Information.aspx LTG has no clients directly; however, LTG’s subsidiary companies work with some of the world’s largest brands. You can review a selection of LTG’s client base and case studies by visiting the LTG website, from which you can also navigate to the websites for each individual brand: https://www.ltgplc.com/portfolio. A customer can access the LTG portfolio via a single contract relationship with a particular business. This mostly happens via PeopleFluent or LEO at the moment.

Additional Information about the Proposed Transaction and Where to Find It In connection with the proposed transaction, GP Strategies will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed to GP Strategies’ stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORTED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, and on GP Strategies’ website at www.gpstrategies.com and clicking on the “Investors” link and then clicking on the “SEC Filings” link. In addition, the proxy statement and other documents may be obtained free of charge by directing a request to GP Strategies Corporation, Secretary, 70 Corporate Center, 11000 Broken Land Parkway, Suite 300, Columbia, Maryland, 21044, telephone: (443) 367-9600. Participants in the Solicitation GP Strategies and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of GP Strategies in connection with the proposed transaction. Information regarding GP Strategies’ directors and executive officers can be found in GP Strategies’ Form 10-K/A filed on April 30, 2021, and other documents subsequently filed by GP Strategies with the SEC. Additional information regarding the interests of GP Strategies’ directors and executive officers in the proposed transaction will be included in the proxy statement for proposed transaction described above when it becomes available. These documents are available free of charge at the SEC’s website at www.sec.gov and GP Strategies’ website at www.gpstrategies.com. Forward-Looking Statements This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “intend”, “expect”, “estimate”, “plan”, “outlook” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) conditions to the closing of the proposed transaction, including the obtaining of required regulatory or stockholder approvals, may not be satisfied; (2) the proposed transaction may involve unexpected costs, liabilities or delays; (3) the business of GP Strategies and Learning Technologies Group may suffer as a result of uncertainty surrounding the proposed transaction; (4) the outcome of any legal proceedings related to the proposed transaction; (5) GP Strategies and Learning Technologies Group may be adversely affected by other economic, business, and/or competitive factors; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the ability to recognize benefits of the proposed transaction; (8) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (9) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all; and (10) the risks described from time to time in GP Strategies’ reports filed with the SEC under the heading “Risk Factors,” including, without limitation, the risks described under the caption “Risk Factors” in GP Strategies’ Annual Report on Form 10-K filed on March 12, 2021 and as amended April 30, 2021, and as may be revised in GP Strategies’ future SEC filings. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this current report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. None of GP Strategies or Learning Technologies Group undertakes any obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.